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EXHIBIT 99.1

CONTACT:	David Matheson (914) 640-5204

FOR IMMEDIATE RELEASE

January 29, 2003

STARWOOD REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS

WHITE PLAINS, NY, January 29, 2003—Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) ("Starwood" or the "Company") today reported results for the fourth quarter and full year 2002.

Fourth Quarter 2002 Financial Highlights

•
EPS was $0.42, compared to $0.28 loss per share in 2001. EPS excluding special items was $0.22 compared to $0.01 loss per share in 2001.

•
Total Revenues of $983 million, increased 12.0% when compared to 2001 levels. REVPAR for Same-Store Owned Hotels worldwide increased 9.4% when compared to 2001. REVPAR for owned and operated Same-Store Hotels in North America increased 10.6%. Westin, W Hotels and Sheraton owned and operated Same-Store REVPAR in North America increased 10.9%, 14.2% and 11.0%, respectively. Revenues from the vacation ownership business increased 28.7% to $93 million.

•
Total Company EBITDA was $271 million, an increase of 31.6% compared to $206 million in 2001. EBITDA at Same-Store Owned Hotels worldwide increased 8.4% to $191 million. EBITDA from the vacation ownership business increased to $27 million from $5 million in 2001.

•
Total Company EBITDA margin increased approximately 410 basis points to 27.6% when compared to 2001.

•
Excluding the impact of having leased the Sheraton Manhattan and part of the Sheraton New York Hotel and Towers to Lehman Brothers during the fourth quarter of 2001, North America Same-Store Owned Hotel EBITDA increased 13.7% and EBITDA margin increased 120 basis points in the fourth quarter of 2002.

•
Total Company market share in North America increased across owned and managed hotels.

Full Year 2002 Financial Results

•
Full year EPS was $1.20, an increase of 71.4% compared to $0.70 in 2001. Full year EPS excluding special items was $0.98 compared to $1.00 for 2001.

•
Full year total Company EBITDA was $1.095 billion, a decrease of 11.0% compared to $1.230 billion in 2001.

Fourth Quarter Ended December 31, 2002

EPS was $0.42 in 2002, compared to a per share loss of $0.28 in 2001. EPS excluding special items was $0.22 in 2002 and a loss per share of $0.01 in 2001, and excludes net benefits of approximately $41 million (after-tax) in 2002 and net charges of $52 million (after-tax) in 2001. Total Revenues increased $105 million to $983 million when compared to the same period of 2001. Operating income was $131 million compared to $33 million in the same period of 2001 and income from continuing operations was $86 million as compared to a loss of $54 million in the same period of 2001. Results continued to be adversely impacted by the weak worldwide economic environment but reflect a significant improvement over the fourth quarter of 2001 which was impacted by the aftermath of the September 11 attacks. Results benefited from a $16 million after-tax reduction in goodwill amortization as a result of a new accounting rule pertaining to goodwill and intangible assets that became effective on January 1, 2002, offset by an increase in depreciation expense of $12 million pretax or 10.7% when compared to the fourth quarter of 2001 due to prior year's renovation programs, the repositioning and acquisition of certain hotels and investments in technology. EPS including discontinued operations was $0.45 in the fourth quarter of 2002 compared to a loss of $0.28 in the same period of 2001.

Year Ended December 31, 2002

For the year ended December 31, 2002, Total Revenues were $3.879 billion when compared to $3.967 billion in the same period in 2001. EPS was $1.20 compared to $0.70 in 2001. EPS excluding special items was $0.98 compared to $1.00 in the prior year, and excludes net benefits for special items of $45 million (after-tax) in 2002 and net charges of $60 million (after-tax) in 2001. Income from continuing operations increased to $246 million compared to $145 million in the same period of 2001. EPS including discontinued operations was $1.73 compared to $0.70 in 2001.

Comments from the CEO

"2002 was a challenging year," said Barry S. Sternlicht, Chairman and CEO. "The much anticipated global economic recovery never materialized and business travel remains subdued in the uncertain environment. Booking patterns remain extremely short and forecasting, as well as pricing, in this environment is extremely challenging."

"Nonetheless, several positive trends emerged in the fourth quarter of 2002 which we expect to continue into 2003. First, our European and Asian operations are quite strong both before and after currency adjustments. REVPAR is and will likely remain higher in these divisions than in North America and we are rapidly expanding our distribution in key Asian markets, maintaining our combined #1 market share in the upscale travel segment. Latin America, challenged with economic and political unrest, remains profitable despite a very tough operating environment. Our vacation ownership division had an excellent year with significant momentum that we expect to extend well into 2003 and beyond. The strength in these areas, and a projected flat Latin America performance, will help offset the general weakness in domestic operations and continued pressures of health care costs, real estate taxes and insurance. Anticipating this, we have taken and continue to take costs out of our system while continuing to improve guest satisfaction in every one of our brands year over year driven by the Sheraton Service Promise and Westin's product innovations. Several of our brands delivered systemwide double digit REVPAR increases, gaining important market share individually and for the Company as a whole."

Concluding, Mr. Sternlicht said, "With the prospects of a war imminent, forecasting is a difficult exercise. Should the world's economies recover earlier than is generally forecasted, our businesses are levered to the upside."

Hotel Operating Results

At the Company's Same-Store Owned Hotels worldwide, revenues for the fourth quarter of 2002 increased approximately $53 million to $786 million from $733 million in 2001 and EBITDA for the period increased 8.4% to $191 million from $176 million in 2001. EBITDA at the Company's Same-Store Owned Hotels in North America increased 4.2% to $144 million in the fourth quarter of 2002 when compared to the same period of 2001. EBITDA at the Company's Same-Store Owned Hotels internationally increased 23.6% to approximately $47 million in the fourth quarter of 2002 when compared to the same period of 2001. The positive effects of foreign exchange in Europe and Asia Pacific were more than offset by the weakening of currencies in South America. Excluding the net unfavorable effects of foreign exchange, EBITDA at the Company's Same-Store Owned Hotels internationally increased 29.6% in the fourth quarter of 2002 when compared to the same period in 2001. The improvement in operating results at Same-Store Owned Hotels when compared to 2001 principally reflects the favorable comparisons to the fourth quarter of 2001 which was impacted by the decline in industry-wide demand following the September 11 attacks.

REVPAR at Same-Store Owned Hotels worldwide increased 9.4% in the fourth quarter of 2002 when compared to the same period of 2001 as a result of an increase in occupancy rates of 310 basis points to 61.8% and an increase in ADR of 4.1% from the prior year. REVPAR at Same-Store Owned Hotels in North America increased 7.7% to $91.68 when compared to the same period of 2001 as a result of an increase in ADR of 2.7% to $146.14, and increases in occupancy rates to 62.7% from 59.8% in the prior year. REVPAR at system-wide operated hotels (Same-Store Owned and managed) in North America increased 10.6% when compared to the same period of 2001 as a result of an increase in ADR of 2.3% and increases in occupancy rates to 62.7% from 58.0%. Internationally, Same-Store Owned Hotel REVPAR increased 14.9%, with Europe up 22.2% and Asia Pacific up 26.7% offset by declines in Latin America of 7.6% (primarily due to the weakening of the Argentine Peso) when compared to 2001.

EBITDA margins at Same-Store Owned Hotels worldwide were 24.3% in the fourth quarter of 2002 when compared to 24.0% in the same period of 2001. In North America, EBITDA margins at Same-Store Owned Hotels were 24.5% when compared to 24.8% in the same period of 2001. Internationally, EBITDA margins at Same-Store Owned Hotels were 23.6% when compared to 21.5% in the same period of 2001.

During the fourth quarter of 2002, the Company signed 10 management and franchise contracts representing approximately 4,000 rooms and opened 11 new hotels and resorts including: The Westin Kierland Resort & Spa (Scottsdale AZ, 735 rooms), the Sheraton Wild Horse Pass Resort & Spa (Phoenix AZ, 500 rooms), The Westin New York at Times Square (366 rooms), the W San Diego (261 rooms), the Sheraton Centro Historico (Mexico City, 457 rooms), the Westin Shanghai (China, 301 rooms) and the Bora Bora Nui Resort & Spa (French Polynesia, 117 rooms). New hotel openings scheduled for the first quarter of 2003 include: Our Lucaya Westin and Sheraton in Grand Bahama, the Bahamas (approximately 1,270 rooms); Westin Grande Sukhumvit in Bangkok, Thailand (approximately 388 rooms); and the Westin Leipzig in Leipzig, Germany (approximately 447 rooms). Including these properties, through the end of 2003, the Company expects 31 new full service hotels and resorts around the world, with approximately 9,000 rooms to commence operations.

Vacation Ownership Operating Results

The Company's vacation ownership division, Starwood Vacation Ownership, Inc. (SVO), is currently selling VOI inventory at 11 resorts and engaged in pre-opening sales at the Westin Ka'anapali Ocean Resort Villas in Maui, Hawaii currently under construction. For the fourth quarter of 2002, revenues from the timeshare business increased 28.7% to $93 million when compared to the same period in 2001 and EBITDA increased to $27 million compared to $5 million in the same period of 2001. For the full year 2002, revenues increased 6.7% to $363 million and EBITDA increased 42.4% to $98 million when compared to the same period in 2001. EBITDA margin in 2002 increased approximately 700 basis points to 27.0%. Contract sales in the fourth quarter increased approximately 17.4% when compared to the same period in 2001 as sales were particularly strong at the Maui and Mission Hills resorts. The Company began construction of its fourth Westin-branded interval ownership resort this year featuring 158 villas located adjacent to the Westin Kierland Resort & Spa in Scottsdale, Arizona in the fourth quarter of 2002 and pre-opening sales are expected to begin in early 2003. As part of the ordinary course of SVO operations, during the fourth quarter of 2002, the Company sold, on a non-recourse basis, approximately $21 million of notes receivable originated by the vacation ownership operations, recognizing a pretax gain of $2.4 million, which is included in the revenue amount discussed above. No such gain was recognized in the fourth quarter of 2001.

Dispositions

The Company continues to review its worldwide portfolio for disposition candidates. The newly formed Real Estate Group is focused on restructuring and enhancing real estate returns or monetizing investments. During the fourth quarter, the Company sold the Doubletree Hotel Minneapolis for $47 million. The Company expects to realize net proceeds of at least $500 million from domestic and/or international asset sales by the end of 2003.

Capital

During the fourth quarter of 2002, the Company invested approximately $122 million in hotel and VOI capital assets, including VOI construction at Westin Mission Hills Resort Villas in Rancho Mirage, California and Westin Ka'anapali Ocean Resort Villas in Maui, Hawaii, as well as the ongoing development of the St. Regis Museum Tower in San Francisco (269 rooms and 102 condominiums). Progress also continues on the flexible new build Sheraton and Westin prototypes. Other major projects included the renovation of approximately 370 rooms at the Sheraton New York, the completion of the renovation of the Westin Excelsior in Rome, Italy, the completion of the renovation of the Westin Galleria and Oaks in Houston, Texas and the soon to be completed roll out of the Sheraton Sweet Sleeper® bed to all of the owned Sheratons. All managed and franchised Sheraton hotels expect to have installed the Sheraton Sweet Sleeper by the end of 2003.

Financing

On December 31, 2002, the Company had total debt of $5.319 billion and cash and cash equivalents of $216 million, or net debt of $5.103 billion, compared to net debt of $5.402 billion at the end of 2001, a reduction of approximately $300 million. Further, the year end debt balance was unfavorably impacted by approximately $135 million due to foreign currency translation versus year end 2001.

In October 2002, the Company refinanced its senior credit facility, which consisted of a $1.1 billion revolving credit facility and a $174 million term loan, which was scheduled to mature in February 2003. The new credit facility is a four-year facility (with a one-year extension option) comprised of a $1.0 billion revolving credit facility and a $300 million term loan, each bearing an initial interest rate of LIBOR +1.625%. The Company recorded approximately $1 million in early debt extinguishment costs in the fourth quarter of 2002 related to this refinancing.

At the end of the fourth quarter of 2002, the Company's debt was approximately 56% fixed rate and 44% floating rate and its weighted average maturity was 6.2 years. As of December 31, 2002, the Company had cash and availability under its domestic and international revolving credit facilities of approximately $883 million and the Company's debt had a weighted average interest rate of 5.64%.

At December 31, 2002, Starwood had approximately 203 million shares outstanding (including partnership units and exchangeable preferred shares).

Dividend

The Company declared its annual dividend for 2002 of $0.84 per share, which was paid on January 21, 2003 to shareholders of record on December 31, 2002.

Special Items

The Company recorded a net benefit of $41 million (after-tax) for special items in the fourth quarter of 2002 when compared to net charges of $52 million (after-tax) in the same period of 2001.

The net benefits in the fourth quarter of 2002 primarily represent $35 million related to various adjustments to federal and state tax liabilities primarily due to the successful settlement of tax matters dating back to 1993; $11 million (pre-tax) reversal of accrued interest associated with the tax liabilities which have now been settled; and $3 million of additional construction remediation charges at an unconsolidated joint venture.

The following represents a reconciliation of income (loss) from continuing operations before special items to income (loss) from continuing operations after special items (in millions, except per share data):

Three Months Ended December 31,				Year Ended December 31,
2002	2001			2002	2001
$45	$(2)		Income (loss) from continuing operations excluding special items	$201	$205

$0.22	$(0.01)		EPS excluding special items	$0.98	$1.00

			Special Items:
2 (a)	(47	)(b)	Restructuring and other special credits (charges), net	7 (a)	(50	)(b)
1 (c)	(57	)(d)	Gain (loss) on asset dispositions and impairments, net	3 (c)	(57	)(d)
—	24		Foreign exchange gain from Argentina(e)	30	24
(1)	—		Debt extinguishment costs(f)	(30)	(9)
(3)	—		Costs associated with construction remediation(g)	(8)	—
11	—		Reversal of interest on tax deficiencies reserve(h)	11	—

10	(80)		Total special items—pretax	13	(92)
(4)	28		Income tax benefit (expense)(i)	(7)	32
35	—		Favorable settlement of federal and state liabilities(j)	39	—

41	(52)		Total special items—after-tax	45	(60)

$86	$(54)		Income (loss) from continuing operations	$246	$145

$0.42	$(0.28)		EPS including special items	$1.20	$0.70

(a)
During 2002, the Company sold its investments in certain e-business ventures previously deemed impaired and collected receivables which were previously deemed uncollectible. Accordingly, the previously recorded impairment reserves associated with these assets were reversed.

(b)
During the first quarter of 2001, the Company wrote-down its investments in various e-business ventures by approximately $19 million based on the market conditions for the technology sector at the time and that management's assessment of the impairment of these investments was other-than-temporary; this charge was offset by the reversal of a $20 million bad debt restructuring charge taken in 1998 relating to a note receivable which is now fully performing. During the third and fourth quarters of 2001, the Company recorded $51 million of charges primarily related to impairments of investments and other assets, bad debt expense and severance and other retention costs as a result of the Company's immediate cost containment and asset impairment analysis efforts after the September 11 attacks.

(c)
Primarily represents a gain on sale recorded in the fourth quarter of 2002 in connection with Starwood's share of gains from the sale of two hotels in which the Company held minority interests.    On a full year basis, this balance includes a $6 million gain on sale of the Company's investment in Interval International, offset, in part, by an impairment charge recorded in the first quarter of 2002 to reduce the carrying value of a hotel to its fair market value, which was sold in the second quarter of 2002.

(d)
Balance is primarily comprised of asset impairments recorded in the fourth quarter of 2001.

(e)
Amount is reflected in selling, general, administrative and other expenses and represents foreign exchange losses and gains resulting from the initial devaluation of the Argentine Peso and subsequent rate volatility.

(f)
Balance is reflected in interest expense due to the Company's early adoption of Statement of Financial Accounting Standards No. 145 and represents costs related to the early extinguishment of debt in 2001 and 2002 and the unwinding of associated interest-rate swaps for 2002.

(g)
Amount is reflected as a reduction to other hotel and leisure revenues and represents the Company's estimated share of costs for construction remediation efforts at a property owned by an unconsolidated joint venture.

(h)
Reversal relates to accrued interest on estimated tax audit liabilities dating back to 1993 that were successfully settled during 2002 (see (j) below).

(i)
All special items are taxed at an incremental federal and state tax rate with the exception of the construction remediation charge, which is not tax-effected because the joint venture is in a tax-exempt jurisdiction, and state tax refunds, which are only taxed at the federal rate of 35%.

(j)
Reversals relate to various federal and state tax audit liabilities that were successfully settled during 2002 and state tax refunds received.

Future Performance

All comments in the following paragraphs and certain comments in this release above are deemed to be forward-looking statements. These statements reflect expectations of the Company's performance given its current base of assets and its current understanding of external economic and political environments. Actual results may differ materially.

The potential war with Iraq, weakness in North American and European economies and the current political environment in South America and other parts of the world and their consequent impact on travel in their respective regions and on the rest of the world, make it difficult to predict future results with any degree of precision.

•
The Company currently expects full year 2003 REVPAR in North America to be approximately flat with 2002 levels, full year 2003 EBITDA to be approximately flat to up $25 million due primarily to strong SVO growth and improving European operations and currency offsetting cost increases in North America and full year 2003 EPS, excluding special items, to be approximately flat to up 10% benefiting from reduced depreciation expense and an effective tax rate of approximately 15%, based on an expected dividend in 2003 (payable in January 2004) of $0.84 per share.

•
REVPAR at Same-Store Owned Hotels worldwide for the first quarter of 2003 is now expected to be approximately flat when compared to the first quarter of 2002. While these expectations do not anticipate an extended war, planning for group meetings and other business travel are already being impacted, to some extent, by the threat of war in the first quarter. EPS in the first quarter of 2003 is currently expected to be below the first quarter of 2002 at approximately $0.04 as the expected reduction in depreciation expense does not begin until the end of February 2003 (five years after the acquisition of ITT).

•
The Company currently expects total capital expenditures in 2003 to be approximately $400-$450 million. Other than SVO construction, much of this capital has been scheduled for the latter half of 2003. This total may increase or decrease depending upon proceeds from asset sales and operating performance.

•
Free cash flow for 2003 for dividends and other Corporate uses (after cash interest expense of approximately $350 million, cash taxes of approximately $100 million, and capital expenditures) is expected to exceed $200 million.

•
In addition to free cash flow, the Company expects net proceeds from domestic and/or international asset sales of at least $500 million by the end of 2003.

Starwood will be conducting a conference call to discuss the fourth quarter financial results at 10:30 a.m. (ET) today. The conference call will be available through simultaneous webcast in the Investor Relations/Press Releases section of the Company's website at www.starwood.com. A replay of the conference call will also be available from 1:30 p.m. (ET) today through 8:00 p.m. (ET) Wednesday, February 5, on both the Company's website and via telephone replay at 719-457-0820 (access code: 629422).

All references to EPS, unless otherwise noted, reflect earnings (losses) per diluted share from continuing operations. All references to Total Revenues exclude other revenues from managed and franchised properties. All references to total Company EBITDA and EBITDA margins exclude other revenues and expenses from managed and franchised properties. All references to Same-Store Owned Hotels reflect the Company's owned, leased and consolidated joint venture hotels, excluding hotels under significant renovation or for which comparable results are not available. REVPAR is defined as revenue per available room. ADR is defined as average daily rate.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 750 properties in more than 80 countries and 110,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. General economic conditions including the duration and severity of the current global economic downturn, the impact of war and terrorist activity, business and financing conditions, cyclicality of the real estate and the hotel and leisure business, operating risks associated with the hotel and leisure business, relationships with customers and property owners, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. tax laws), risk associated with the level of our indebtedness, and other circumstances and uncertainties may affect future results, performance and achievements. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per Share data)

Three Months Ended December 31,				Year Ended December 31,
2002	2001	% Variance		2002	2001	% Variance
			Revenues
$814	$746	9.1	Owned, leased and consolidated joint venture hotels	$3,232	$3,343	(3.3)
169	132	28.0	Other hotel and leisure(a)	647	624	3.7

983	878	12.0		3,879	3,967	(2.2)
191	166	15.1	Other revenues from managed and franchised properties(b)	780	740	5.4

1,174	1,044	12.5		4,659	4,707	(1.0)

			Costs and Expenses
618	575	(7.5)	Owned, leased and consolidated joint venture hotels	2,377	2,365	(0.5)
108	88	(22.7)	Selling, general, administrative and other(c)	426	411	(3.6)
(2)	47	n/m	Restructuring and other special charges (credits), net	(7)	50	n/m
124	112	(10.7)	Depreciation	476	433	(9.9)
4	23	82.6	Amortization	20	93	78.5

852	845	(0.8)		3,292	3,352	1.8
191	166	(15.1)	Other expenses from managed and franchised properties(b)	780	740	(5.4)

1,043	1,011	(3.2)		4,072	4,092	0.5

131	33	297.0	Operating income	587	615	(4.6)
(67)	(77)	13.0	Interest expense, net of interest income(d)	(338)	(367)	7.9
1	(57)	n/m	Gain (loss) on asset dispositions and impairments, net	3	(57)	n/m

65	(101)	n/m		252	191	31.9
23	47	(51.1)	Income tax benefit (expense)	(4)	(43)	90.7
(2)	—	—	Minority equity in net income	(2)	(3)	33.3

86	(54)	n/m	Income from continuing operations	246	145	69.7
5	—	—	Discontinued operations	109	—	—

$91	$(54)	n/m	Net income (loss)	$355	$145	144.8

			Earnings Per Share—Basic
$0.42	$(0.28)	n/m	Continuing operations	$1.22	$0.72	69.4
0.03	—	—	Discontinued operations	0.54	—	—

$0.45	$(0.28)	n/m	Net income	$1.76	$0.72	144.4
			Earnings Per Share—Diluted
$0.42	$(0.28)	n/m	Continuing operations	$1.20	$0.70	71.4
0.03	—	—	Discontinued operations	0.53	—	—

$0.45	$(0.28)	n/m	Net income	$1.73	$0.70	147.1

200	198		Weighted average number of Shares	201	201

203	198		Weighted average number of Shares assuming dilution	205	206

			Reconciliation of Operating Income to EBITDA(e)
$131	$33	297.0	Operating income	$587	$615	(4.6)
130	119	9.2	Depreciation(f)	499	460	8.5
4	23	(82.6)	Amortization(f)	20	93	(78.5)
4	6	(33.3)	Interest expense of unconsolidated joint ventures	16	25	(36.0)
1	2	(50.0)	Interest income	2	11	(81.8)
(2)	47	n/m	Restructuring and other special charges (credits), net	(7)	50	n/m
—	(24)	—	Foreign exchange loss (gain) from Argentina	(30)	(24)	(25.0)
3	—	—	Construction remediation costs	8	—	—

$271	$206	31.6	EBITDA	$1,095	$1,230	(11.0)

(a)
Other hotel and leisure revenues include management and franchise fees earned from third party hotel owners, the Company's interest in unconsolidated joint ventures and the sale and financing of VOIs.

(b)
In response to a Financial Accounting Standards Board staff announcement and in accordance with Emerging Issues Task Force Abstract 01-14, the Company has included in revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees and included in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs at managed properties where the Company is the employer. Since the reimbursements made are based upon costs incurred with no added margin, the adoption of this guidance has no effect on operating income, total or per Share net income (loss), cash flows or the financial position of the Company.

(c)
Selling, general, administrative and other expenses includes the cost of sales of VOIs and other costs of vacation ownership operations.

(d)
Interest expense includes early debt extinguishment costs of $1 million and $0 million, respectively. in the quarters ended December 31, 2002 and 2001 and $30 million and $9 million, respectively, in the years ended December 31, 2002 and 2001, as a result of the Company's early adoption of Statement of Financial Accounting Standards No. 145.

(e)
EBITDA is defined as income before interest expense, income tax expense and depreciation and amortization. Special items and gains and losses from asset dispositions are also excluded from EBITDA as these items do not impact operating results on a recurring basis. Management considers EBITDA to be one measure of the cash flows from operations of the Company before debt service that provides a relevant basis for comparison, and EBITDA is presented to assist investors in analyzing the performance of the Company. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of the overall financial performance of the Company. The Company's calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

(f)
Includes Starwood's share of depreciation and amortization expense of unconsolidated joint ventures.

  STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

  UNAUDITED BALANCE SHEET INFORMATION
  (In millions)

December 31, 2002
Total assets	$12,259
Cash and cash equivalents (including restricted cash of $108)	$216
Total debt(a)	$5,319
Shares outstanding(b)	203

(a)
Excludes Starwood's share of unconsolidated joint venture debt aggregating approximately $355 million.

(b)
Shares outstanding include partnership units and exchangeable preferred shares.

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  EXHIBIT 99.1